UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2006 (June 15, 2006)
ISORAY, INC. (Exact name of registrant as specified in its charter)
Minnesota (State or other jurisdiction of incorporation)	000-14247 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354
(Address of principal executive offices) (Zip Code)

(509) 375-1202
(Registrant's telephone number)

ITEM 1.01 Entry into a Material Definitive Agreement.

On June 15, 2006, IsoRay Medical, Inc., the wholly owned subsidiary of the Registrant, entered into a Loan Agreement with the Hanford Area Economic Investment Fund Committee ("HAEIFC"). HAEIFC has funded a $1.4 million loan to IsoRay Medical at an interest rate of 9% and with a 10 year term. The loan is secured by IsoRay Medical's accounts receivable, inventory, equipment and machinery and by assignments of a lease and certain life insurance policies. The loan contains certain financial and other covenants, including that all production facilities and corporate headquarters must remain in Benton and Franklin Counties in Washington (although HAEIFC will consider requests for moving part of IsoRay Medical's operations or establishing additional facilities outside this area), that no employee may receive annual compensation in excess of $100,000 unless receiving such compensation prior to June 15, 2006 (subject to exceptions for certain prospective employees), and that, effective June 30, 2010, no dividends or bonuses may be paid in excess of 30% of the prior year's net income.

ITEM 8.01 Other Events.

On June 20, 2006, the Registrant issued a press release attached as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.31	Loan Agreement, dated June 15, 2006, by and between IsoRay Medical, Inc. and the Hanford Area Economic Investment Fund Committee

10.32	Commercial Security Agreement, dated June 15, 2006, by and between IsoRay Medical, Inc. and the Hanford Area Economic Investment Fund Committee

99.1	Press Release, dated June 20, 2006

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 21, 2006

IsoRay, Inc., a Minnesota corporation

By:	/s/ Michael K. Dunlop
Michael K. Dunlop, CFO